Sheet1

Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 6/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/29/2001	$ 6,000	Forrestal Funding Ms Tr	5.44%	04/12/2001
02/05/2001	12,113	Edison Asset Securitiz	5.38	04/05/2001
02/09/2001	3,750	Lasalle National Bank	5.07	02/12/2002
02/26/2001	4,218	CXC Inc Disc Coml	5.10	05/10/2001
03/08/2001	14,190	Apreco, Inc.	5.05	05/09/2001
03/12/2001	2,058	Kitty Hawk Funding Corp	5.06	05/11/2001
03/13/2001	1,298	Intrepid Funding Mst Trs	5.00	05/23/2001
03/19/2001	12,000	Apreco, Inc.	5.04	05/07/2001
05/08/2001	14,000	Apreco, Inc.	4.06	07/06/2001
05/11/2001	8,890	Amsterdam Funding Corp.	4.46	05/14/2001
05/15/2001	10,348	Apreco, Inc.	4.00	08/06/2001
05/31/2001	6,135	Amsterdam Funding Corp.	4.84	05/31/2001
06/07/2001	4,000	Amsterdam Funding Corp.	3.96	06/07/2001
06/08/2001	3,136	Intrepid Funding Mst Trs	3.95	07/13/2001

Last Updated on 08/29/2001
By Win95 User